Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

GAN Limited

Irvine, California

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated March 31, 2021, except for Note 13, as to which the date is August 20, 2021, relating to the consolidated financial statements of GAN Limited which appears in the Company’s current report on Form 8-K dated August 20, 2021.

/s/ BDO LLP

BDO LLP
London, United Kingdom

August 20, 2021